EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BARPOINT.COM, INC.
                            (A DELAWARE CORPORATION)

         BARPOINT.COM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

         1. That BarPoint.com, Inc. was originally incorporated on December 19, 1995 under the name "The Harmat Organization, Inc."

         2. Pursuant to Section 242 and 228 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of BarPoint.com, Inc.

         3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of BarPoint.com, Inc., as amended.

         4. The text of the Certificate of Incorporation of BarPoint.com, Inc., as amended, is hereby amended and restated in its entirety as follows:

                                    ARTICLE I
                               NAME OF CORPORATION

         The name of this Corporation shall be "LoyaltyPoint, Inc." (the "Corporation").

                                   ARTICLE II
                                     PURPOSE

         This Corporation is organized for the following purposes:

         (a) To have and to exercise all the powers now or hereafter conferred by the laws of the State of Delaware upon corporations organized pursuant to the laws under which the Corporation is organized and any and all acts amendatory thereof and supplemental thereto;

         (b) For the purpose of transacting any or all lawful business; and

         (c) To do any and everything pertinent to the above.

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                                   ARTICLE III
                                  CAPITAL STOCK

         This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is one hundred million (100,000,000), with a par value of $.001 per share, and the total number of shares of Preferred Stock which this Corporation is authorized to issue is five million (5,000,000), with a par value of $.001 per share.

         The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to the authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

         The Corporation is authorized to issue three (3) shares of its authorized Preferred Stock, $.001 par value per share, to be designated as "Series A Preferred Stock". Each share of Series A Preferred Stock shall have the following relative rights, preferences and limitations: (i) Class I shall consist of one (1) share and shall be entitled to vote pari pasu with the Common Stock of the Corporation and shall have 234,000 votes; provided, however, that the voting rights of the Class I share shall end on June 7, 2004; (ii) Class II shall consist of one (1) share and shall be entitled to vote pari pasu with the Common Stock of the Corporation and shall have 91,000 votes; provided, however, that the voting rights of the Class II share shall end on June 7, 2004; and
(iii) Class III shall consist of one (1) share and shall be entitled to vote pari pasu with the Common Stock of the Corporation and shall have 346,766 votes. Classes I, II and III of the Series A Preferred Stock shall not be entitled to any dividends and shall be entitled upon any liquidation, dissolution or winding up of the business of the Corporation to a liquidation preference equal to the par value of each share.


                                   ARTICLE IV
                               CORPORATE DURATION

         This Corporation shall have perpetual duration unless sooner dissolved by law.


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                                    ARTICLE V
                           REGISTERED OFFICE AND AGENT

         The street address of the registered office of this Corporation is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, and the name of the registered agent of this Corporation at that address is Corporation Service Company.

                                   ARTICLE VI
                                     BYLAWS

         The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors and the stockholders.

                                   ARTICLE VII
                              DIRECTOR'S LIABILITY

         No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, as amended, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to, or have any effect on the liability or alleged liability of any director of the Corporation for, or with respect to, any acts or omissions of such director occurring prior to such amendment. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in paragraph (f) of this Article) whether civil, criminal or administrative, (a "Proceeding"), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an "Investigation"), by reason of the fact that he or she is or was a director or


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executive officer (as such term is utilized pursuant to interpretations under
Section 16 of the Securities Exchange Act of 1934) of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an "Indemnitee"), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that such Advancement of Expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an "Undertaking").

                  (b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In

                      (i) any suit brought by the Indemnitee to enforce a right
                  to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

                      (ii) any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that,

the Indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense


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to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Corporation.

                  (c) The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  (e) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Corporation.

                  (f) Notwithstanding the indemnification provided for by this Article, the Corporation's bylaws, or any written agreement, such indemnity shall not include any expenses, liabilities or losses including but not limited to advancement of expenses incurred by such Indemnitiees relating to or arising from any Proceeding in which the Corporation asserts a direct claim (as opposed to a stockholders' derivative action) against the Indemnitees, whether such claim by the Corporation is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

                  (g) If this Article or any portion is invalidated or held to be unenforceable on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Indemnified Person described in paragraph (a) of this Article to the fullest extent permitted by all applicable portions of this Article that have not been invalidated or adjudicated unenforceable, and as permitted by applicable law.

                                   ARTICLE IX
                            AMENDMENT OF CERTIFICATE

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


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         IN WITNESS WHEREOF, BarPoint.com, Inc. has caused this Amended and
Restated Certificate of Incorporation to be executed by its Chief Executive Officer this ___ day of March, 2004.

                                BARPOINT.COM, INC., a Delaware corporation


                                 By:
                                    --------------------------------------------
                                    Paul Robinson, Chief Executive Officer